Exhibit 99.1

Moy Park Announces Final Results of Change of Control Cash Tender Offer for its 6.25% Senior Notes Due 2021

November 2, 2017 – Moy Park (Bondco) Plc (the “Company”) announced today the final results of its previously announced tender offer (the “Change of Control Offer”) to purchase for cash any and all of its issued and outstanding 6.25% Senior Notes due 2021 (ISIN No. XS1072495754 (Rule 144A) / XS1072495242 (Reg S)) (the “Notes”) upon the terms and conditions set forth in the Company’s Offer to Purchase dated October 4, 2017. The Change of Control Offer expired at 2:00 p.m., London time, on November 2, 2017 (the “Expiration Date”).

As of the Expiration Date, £1,185,000 principal amount, or 0.40% of the outstanding principal amount, of the Notes had been validly tendered (and not validly withdrawn). The Company intends to purchase all Notes validly tendered (and not validly withdrawn) at or prior to the Expiration Date, with such settlement date expected to be on or about November 3, 2017.

The information agent and tender agent for the Change of Control Offer is D.F. King Limited. Holders with questions regarding the terms of the Change of Control Offer may call the information agent, D.F. King Limited at +44 (0) 20 7920 9700 or email at moypark@dfkingltd.com.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes.

About Moy Park

Moy Park is a leading and highly regarded U.K. food company, providing fresh, high quality and locally farmed poultry and convenience food products. The Moy Park Group has operated in the U.K. and Ireland retail market for over 50 years and delivers a range of fresh, ready-to-cook, coated and ready-to-eat poultry products to major retailers and large foodservice customers throughout the United Kingdom, Ireland, France and the Netherlands.